TBS International plc Reports Third Quarter and Nine Months 2011 Financial Results

DUBLIN, IRELAND – November 8, 2011 – TBS International plc (NASDAQ: TBSI) announced today its financial and operating results for the third quarter and nine months ended September 30, 2011.

Third Quarter and Nine Months 2011 Highlights:

Metric	Q3 2011	Q3 2010	9M 2011	9M 2010

Revenue (thousands)	$95,686	$99,754	$282,647	$311,063
Net loss attributable to TBS International plc (thousands)	$(21,188)	$(10,355)	$(52,296)	$(27,876)
Net loss per ordinary share (basic and diluted)	$(0.70)	$(0.34)	$(1.72)	$(0.92)
Weighted average ordinary shares outstanding (basic and diluted)	30,577,381	30,519,326	30,482,293	30,139,778
EBITDA (thousands) (1)	$7,379	$21,876	$32,129	$67,354
Drydock days	105	155	375	338

Freight Voyages
Average daily voyage TCE	$10,825	$13,383	$11,050	$14,052
Freight voyage days	2,800	3,024	8,449	8,384
Revenue tons carried for all cargoes (thousands)	2,768	2,540	8,653	7,588
Average freight rate for all cargoes	$26.10	$29.60	$25.15	$29.02
Average freight rate for other than aggregate cargoes	$48.25	$53.64	$48.95	$54.41

Time Charter Out Voyages
Average daily time charter TCE	$11,101	$17,260	$11,585	$17,498
Time charter days	1,879	1,262	5,059	4,437

(1)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Loss and Net Cash Provided by Operating activities.

Management Commentary:
Ferdinand V. Lepere, Senior Executive Vice President and Chief Financial Officer, commented:

“TBS’ results for the third quarter 2011 reflect the weakness in the global marketplace for the transportation of dry bulk cargo, along with the over-supply of dry bulk vessels which continues to have an adverse effect on freight rates and the continued high cost of fuel. During the third quarter 2011, revenues decreased by 4.1%, compared to the same period in 2010.

“The Company was not in compliance with all financial covenants relating to its debt at September 30, 2011.  We have classified the entire amount of outstanding debt as a current liability in the consolidated balance sheet at September 30, 2011, in accordance with U.S. GAAP.

“As previously announced, on September 7, 2011, we entered into Forbearance Agreements with all lenders under our various credit facilities.  The Forbearance Agreements terminate on the earlier of: (i) December 15, 2011 or (ii) the date that the Company fails to comply with any of the terms or undertakings of the Forbearance Agreements and the related credit agreements, as amended, including events of default not identified above.  During this negotiation period, we will continue to operate our business as usual, although we did not make the principal payments due September 30, 2011 on such facilities.

“During this forbearance period, the Company and its lenders have been discussing a variety of matters, including the restructuring of our indebtedness and the sale of certain vessels. While our discussions with our lenders have not reached the stage where the terms of a restructuring have been agreed upon, we believe that the lenders would not accept that our common equity has any value and, therefore, would not agree to a restructuring in which any value were attributed to our common equity.

“Even if the Company is successful in restructuring scheduled principal amounts or the Forbearance Agreements are extended, the Company will still need to raise additional funds to facilitate principal repayments subsequent to December 15, 2011, and to remain in compliance with the minimum cash liquidity covenant or other covenants under its credit facilities.  As a result, there continues to be substantial doubt about the Company’s ability to continue as a going concern.

“On October 19, 2011, we entered into agreements to sell two vessels for an aggregate net sales price of $11.2 million. On October 31, 2011, we agreed to sell an additional vessel for a net sales price of $4.8 million. Proceeds from these sales will be utilized to reduce the Company’s debt obligations.

“During the third quarter 2011, we continued our drydocking program and drydocked three vessels, including two vessels which entered into drydock during the second quarter of 2011, for a total of 105 days.”

Third Quarter 2011 Results:
For the third quarter ended September 30, 2011, total revenues were $95.7 million, a decrease of $4.1 million, or 4.1%, compared to $99.8 million for the same period in 2010. Net loss for the third quarter 2011 was $21.2 million, after loss attributable to non-controlling interests, which is an increase of $10.8 million compared to $10.4 million loss for the same period in 2010.  Loss per share on a basic and diluted basis were $0.70 in the third quarter of 2011, calculated based on 30,577,381 shares, compared to a loss of $0.34 for the third quarter of 2010, calculated based on 30,519,326 shares.

EBITDA, which is a non-GAAP measure, decreased to $7.4 million for the quarter ended September 30, 2011 from $21.9 million for the same period in 2010. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net loss.

Revenues:
Total revenues for the third quarter of 2011 were $95.7 million and include voyage revenues of $72.3 million, time charter revenues of $23.0 million and logistics and other revenues of $0.4 million.

An average of 52 vessels (excluding off-hire) were operated during the third quarter 2011 compared to 47 vessels (excluding off-hire) during the same period in 2010.

Voyage Revenues:
Voyage revenues for the quarter ended September 30, 2011 were $72.3 million, a decrease of $2.9 million, or 3.9% from $75.2 million for the same period in 2010.

Total cargo volume (including aggregates) increased 228,000 tons or 9.0% to 2,768,000 tons for the quarter ended September 30, 2011, from 2,540,000 tons for the same period in 2010. Aggregates carried for the three months ended September 30, 2011 increased by approximately 149,000 tons as compared to 2010, due to an increase in the number of aggregates voyages in 2011. The increase in non-aggregate revenue tons carried by 79,000 tons was led primarily by higher bulk cargo.

Average freight rates for all cargoes decreased $3.50 per ton, or 11.8%, to $26.10 per ton for the three months ended September 30, 2011, as compared to $29.60 per ton in 2010. Average freight rates for aggregate cargoes decreased $1.04 per ton, or 12.7%, to $7.18 per ton for the three months ended September 30, 2011, as compared to $8.22 per ton in 2010. Average freight rates for non-aggregate cargoes decreased $5.39 per ton, or 10.0%, to $48.25 per ton for third quarter of 2011, as compared to $53.64 per ton for the third quarter of 2010.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $10,825 per day for the third quarter of 2011, a decrease of 19.1% from $13,383 per day during the third quarter of 2010.

Time Charter Revenues:
Time charter revenues increased by $0.3 million, or 1.4%, to $23.0 million for the quarter ended September 30, 2011 from $22.7 million for the quarter ended September 30, 2010. The increase in time charter revenue was primarily due to more time-charter out days which increased 617 days, or 48.9%, to 1,879 days for the three months ended September 30, 2011 from 1,262 days in 2010.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $11,101 per day for the third quarter of 2011, a decrease of $6,159 from $17,260 per day during the same period in 2010. Decreases in the average charter hire rate per day are reflective of the continued over-supply of freight vessels and weakness of the worldwide economy.

Expenses:
Total operating expenses for the quarter ended September 30, 2011 increased by $5.2 million or 5.0% to $109.3 million from $104.1 million for the same period in 2010.

Voyage expenses, which include fuel costs, commissions, port call charges, stevedoring and other cargo-related expenses, increased by $7.4 million, or 21.3%, to $42.2 million for the quarter ended September 30, 2011. The rise was primarily due to an increase in fuel expense, port call expense, and miscellaneous voyage expense, partially offset by a decrease in commission and stevedoring expense.

Vessel expenses, which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, increased by $4.9 million, or 15.8%, to $36.0 million for the third quarter 2011 as compared to the third quarter of 2010. Owned vessel expense for the three months ended September 30, 2011 were $28.7 million, an increase of $0.8 million, or 2.7%, versus the same period in 2010. The average operating expense day rate for the 52 non-Brazilian flagged vessels in the fleet was $5,482 per day for the three months ending September 30, 2011 compared to $5,861 per day during the same period in 2010. Average operating expense day rates decreased principally due to cost cutting measures.

Depreciation and amortization for three months ended September 30, 2011 decreased by $5.4 million, or 21.1%, to $20.2 million, versus 2010. The decrease was due to lower vessel depreciable values resulting from a $201.7 million impairment charge recorded at December 31, 2010.

General and administrative expenses were $10.6 million for the three months ended September 30, 2011, a decrease of $0.6 million, or 5.0%, versus 2010. This reduction emanated from our continuing efforts to cut overhead expenses.

Interest expenses for the three months ended September 30, 2011 were $8.3 million, an increase of $1.7 million, or 26.0%, versus 2010. The increase was due to the inclusion of interest on borrowings related to three new ships that was previously capitalized while the ships were under construction.

Results for the Nine Months ended September 30, 2011:
For the nine months ended September 30, 2011, total revenues were $282.6 million, a decrease of 9.1% compared to the $311.1 million for the same period in 2010. Net loss for the nine months 2011 was $52.3 million, after loss attributable to the non-controlling interests, an increase of 87.6% compared to $27.9 million loss for the same period 2010. Loss per share on a basic and diluted basis were $1.72 for the nine months ended September 30, 2011, calculated based on 30,482,293 shares, compared to a loss of $0.92 for the same period of 2010, calculated based on 30,139,778 shares.

EBITDA, which is a non-GAAP measure, decreased to $32.1 million for the nine months ended September 30, 2011 from $67.4 million in the same period of 2010. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net loss.

An average of 51 vessels (excluding off-hire) were operated during the nine months 2011 compared to 47 vessels (excluding off-hire) during the same period of 2010.

Total revenues of $282.6 million for the nine months 2011 include voyage revenues of $217.6 million, time charter revenues of $62.8 million and logistic and other revenues of $2.2 million.

Forbearance Agreements:
As previously announced on September 7, 2011, TBS entered into Forbearance Agreements with all lenders participating in the various credit facilities.  As a result, TBS did not make the principal payments due September 30, 2011 on such facilities.  In accordance with the terms of the Forbearance Agreements, the lenders have agreed to forbear from exercising their rights and remedies against the Company for events of default under the various credit agreements related to the Company’s failure to pay the scheduled principal amount due to the lenders on September 30, 2011, to comply with the Minimum Consolidated Interest Charges Coverage Ratio and the Maximum Consolidated Leverage Ratio as defined in the various credit agreements, and to maintain a Loan Value equal to or in excess of the Total Outstandings, as defined in the various credit agreements. The Forbearance Agreements terminate on the earlier of December 15, 2011 or the date that the Company fails to comply with any of the terms or undertakings of the Forbearance Agreements and the related credit agreements, as amended, including events of default not identified above.

TBS Fleet:
TBS successfully concluded its newbuilding program with the delivery of the last of six newbuild Roymar Class multipurpose vessels with retractable tweendecks. During 2011, three of those vessels, the Omaha Belle, Comanche Maiden and the Maya Princess were delivered in January, February and May, respectively.

On October 19, 2011, TBS entered into agreements to sell two vessels to an independent party for an aggregate net sales price of $11.2 million. On October 31, 2011, we agreed to sell an additional vessel for a net sales price of $4.8 million. Proceeds from these sales will be utilized to reduce the Company’s debt obligations.  Excluding these vessels, TBS’ fleet comprises 49 vessels with an aggregate of 1.5 million dwt tons, consisting of 28 tweendeckers and 21 handysize/handymax bulk carriers.

While TBS remains committed to expanding its fleet, pending a significant change in global economic conditions, the Company has temporarily suspended any further acquisitions of secondhand vessels.

TBS 2011 Drydock Program and Vessel Upgrade Program:
For 2011, TBS’ plan is to drydock 13 vessels, including one vessel that entered into drydocking during the fourth quarter of 2010, for approximately 472 drydocking days with a steel renewal of about 940 metric tons at a total cost of approximately $13.4 million.

Our anticipated 2011 drydocking schedule is as follows:

•
During the first quarter 2011, one vessel that entered into drydock during the fourth quarter of 2010 continued its drydock for 89 days into the first quarter of 2011, and four additional vessels entered into drydock for 98 days. These vessels required about 328 metric tons of steel.

•
During the second quarter 2011, two vessels that entered into drydock during the first quarter of 2011 continued its drydock for 38 days into the second quarter of 2011, and three additional vessels entered into drydock for 45 days. These vessels required about 217 metric tons of steel.

•
During the third quarter 2011, two vessels that entered into drydock during the second quarter of 2011 continued its drydock for 69 days into the third quarter of 2011, and one additional vessel entered into drydock for 36 days. These vessels will require about 125 metric tons of steel.

•	In the fourth quarter 2011, TBS plans to drydock four vessels, requiring about 270 metric tons of steel and about 97 drydock days.

Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenue
Voyage revenue	$72,262	$75,196	$217,577	$220,194
Time charter revenue	22,984	22,656	62,779	83,217
Logistics revenue (1)	212	1,655	770	7,238
Other revenue	228	247	1,521	414
Total Revenue	95,686	99,754	282,647	311,063

Operating expenses
Voyage	42,248	34,840	123,324	106,888
Logistics (1)	174	1,347	370	4,972
Vessel	35,998	31,081	99,129	90,520
Depreciation and amortization of vessels
and other fixed assets	20,221	25,623	59,657	76,853
General and administrative	10,626	11,182	30,709	37,585
Net loss on vessel held for sale				5,154
Total Operating expenses	109,267	104,073	313,189	321,972

Loss from operations	(13,581)	(4,319)	(30,542)	(10,909)

Other (expenses) and income
Interest expense, net	(8,346)	(6,623)	(23,665)	(18,191)
Loss on extinguishment of debt (2)			(1,103)	(200)
Other income expense	(121)	57	144	81
Total other expenses	(8,467)	(6,566)	(24,624)	(18,310)

Net loss	(22,048)	(10,885)	(55,166)	(29,219)

Less: Net loss attributable to
noncontrolling interest (3)	(860)	(530)	(2,870)	(1,343)

Net loss attributable to TBS International plc	$(21,188)	$(10,355)	$(52,296)	$(27,876)

Net loss per ordinary share:
Basic and Diluted	$(0.70)	$(0.34)	$(1.72)	$(0.92)
Weighted average ordinary shares outstanding
Basic and Diluted	30,577,381	30,519,326	30,482,293	30,139,778

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Other Operating Data:
Controlled vessels (at end of period) (4)	52	49	52	49
Chartered vessels (at end of period) (5)	4	4	4	4
Freight Voyage days (6)	2,800	3,024	8,449	8,384
Vessel days (7)	5,237	4,650	15,143	13,634
Revenue tons carried for all cargoes (in thousands) (8)	2,768	2,540	8,653	7,588
Freight rates for all cargoes (9)	$26.10	$29.60	$25.15	$29.02
Revenue tons carried other than aggregate cargoes (8) (10)	1,275	1,196	3,776	3,516
Freight rates for other than aggregate cargoes (9) (10)	$48.25	$53.64	$48.95	$54.41
Time Charter days	1,879	1,262	5,059	4,437
Daily charter hire rates	$12,232	$17,953	$12,409	$18,756
TCE per day-Freight Voyages (11)	$10,825	$13,383	$11,050	$14,052
TCE per day-Time Charter-Out (12)	$11,101	$17,260	$11,585	$17,498

(1)	TBS Logistics represents revenue and related costs for cargo and transportation management services.

(2)
The loss on extinguishment of debt in 2011 and 2010 represents the write-off of unamortized deferred finance costs for the Bank of America Revolving Credit Facility in connection with the January 2011 restructuring and March 2010 loan amendments and waivers to our credit facilities.

(3)	Represents a 30% noncontrolling interest held by Log-In Logistica Intermodal S.A.

(4)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of September 30, 2011, two vessels in the controlled fleet were chartered-in with an option to purchase.

(5)
Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase. Chartered-in vessels include three Brazilian flagged vessels chartered-in under a bareboat charter through our joint venture LOG.STAR NAVEGACAO S.A.

(6)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered-out days.

(7)
Represents the number of days that we operated our controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(8)
Revenue tons is a measurement on which shipments are freighted. Cargoes are rated as weight (based on metric tons) or measure (based on cubic meters), whichever produces the higher revenue will be considered the revenue ton.

(9)	Freight rates per revenue ton.

(10)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that are carried on a regular basis and accordingly, reduces the revenue per ton. TBS believes that the exclusion of aggregates service better reflects  revenue tons carried and revenue per ton data for its principal services.

(11)
Daily Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period. Voyage expenses include: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses. No deduction is made for vessel or general and administrative expenses. TCE includes the full amount of any probable losses on voyages at the time such losses can be estimated. TCE is a standard industry metric for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(12)
Daily Time Charter Equivalent or "TCE" rates for vessels that are time chartered-out are defined as time charter revenue during the period reduced principally by commissions and certain voyage costs (for which TBS is responsible under some time charters) divided by the number of available time charter days during the period.  Voyage costs incurred under some time charters were $1.2 million and $(0.1) million for the three months ended September 30, 2011 and 2010, respectively.  Voyage costs in 2010 relate to port costs incurred in connection with the time charter out of vessels in the Brazilian coastal trade.  No deduction is made for vessel or general and administrative expenses.  Commissions for vessels that were time chartered out for the three months ended September 30, 2011 and 2010 were $0.9 million and $1.0 million, respectively.

Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	September 30,	December 31,
	2011	2010
Balance Sheet Data (In thousands):
Cash and cash equivalents	$12,013	$18,976
Restricted cash		6,737
Working capital (deficit)	(321,725)	(299,616)
Total assets	659,285	686,321
Total debt	335,263	332,259
Total shareholders' equity	249,508	296,874

Non-GAAP Reconciliations
We use EBITDA as a liquidity measure. The following schedule reconciles EBITDA and Adjusted EBITDA to Net Cash Provided by Operating Activities for the three and nine months ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net loss	$(22,048)	$(10,885)	$(55,166)	$(29,219)
Net loss attributable to noncontrolling interest	860	529	2,870	1,343
Interest expense and extinguishment losses	8,346	6,609	24,768	18,377
Depreciation and amortization	20,221	25,623	59,657	76,853
EBITDA	7,379	21,876	32,129	67,354
Stock based compensation	503	689	1,999	5,187
Loss on vessel held for sale				5,154
Adjusted EBITDA	7,882	22,565	34,128	77,695
Net changes in operating assets and liabilities	3,671	(5,962)	3,818	(4,818)
Drydocking expenses	(1,311)	(2,330)	(7,864)	(8,450

Net interest expense, exclusive of amortization of financing costs, non-cash changes in value of swap contracts and non-cash interest	(7,409)	(4,560)	(19,755)	(13,748)
Income from nonconsolidated joint ventures				(56)
Net loss attributable to noncontrolling interest	(860)	(529)	(2,870)	(1,343)
Net Cash Provided by Operating Activities	$1,973	$9,184	$7,457	$49,280

Cash Used for Investing Activities	$(2,393)	$(21,276)	$(25,085)	$(55,856)

Cash Provided by (Used for) Financing Activities	$(1,142)	$(2,633)	$10,059	$(28,997)

Forward-Looking Statements "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release are the following:

•	the effects of severe and rapid declines in industry conditions that have required the Company to restructure its outstanding indebtedness;
•	the Company's ability to manage and repay its substantial indebtedness;
•	the Company's ability to maintain financial ratios and comply with the financial covenants in its credit facilities;
•	the Company's ability to continue to operate as a going concern;
•	the Company's ability to effectively operate its business and manage its growth while complying with operating covenants in its credit facilities;
•	the Company's ability to generate the significant amounts of cash necessary to service its debt obligations;
•	very high volatility in the Company's revenues and costs, including volatility caused by increasing oil prices;
•	excess supplies of dry bulk vessels in all classes and resulting heavy pressure on freight rates;
•	adverse weather conditions that may significantly decrease the volume of many dry bulk cargoes;
•	the stability and continued growth of the Asian and Latin American economies and rising inflation in China;
•	the Company's vessels exceeding their economic useful lives and the risk associated with operating older vessels;
•	the Company's ability to grow its vessel fleet and effectively manage its growth;
•	impairments of the Company's long-lived assets;
•	compliance with both new and existing environmental laws and regulations; and
•	other factors that are described in the "Risk Factors" sections of the Company's reports filed with the Securities and Exchange Commission.

About TBS International plc
TBS provides worldwide shipping solutions to a diverse client base of industrial shippers through its Five Star Service: ocean transportation, projects, operations, port services and strategic planning. The TBS shipping network operates liner, parcel and dry bulk services, supported by a fleet of multipurpose tweendeckers and handysize/handymax bulk carriers, including specialized heavy-lift vessels and newbuild tonnage. TBS has developed its franchise around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa, the Caribbean and the Middle East. Visit our website at www.tbsship.com

For more information, please contact:
     Company Contact:
     Ferdinand V. Lepere
     Senior Executive Vice President and Chief Financial Officer
     TBS International plc
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     E-mail: tbs@capitallink.com